As filed with the Securities and Exchange Commission on January 18 , 2017

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RADCOM Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

24 Raoul Wallenberg Street Tel Aviv 69719, Israel
(Address of Principal Executive Offices) (Zip Code) RADCOM LTD. 2013 SHARE OPTION PLAN
(Full title of the plans)

RADCOM Equipment, Inc. Six Forest Avenue Paramus, New Jersey 07652 (201) 518-0033
(Name and address of agent for service) (Telephone number, including area code, of agent of service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:

Omer Mor, Adv. RADCOM Ltd. 24 Raoul Wallenberg Street Tel Aviv 69719, Israel Tel: (972) 77-774-5059 Fax: (972) 3-6474681	Aaron M. Lampert, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Tel: (972) 3-608-9999 Fax: (972) 3-608-9808

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Ordinary Shares of Radcom Ltd., par value NIS 0.20 per share ("Ordinary Shares”)	1,200,000	$18.08	(2)	$21,696,000	$2,514.57	(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall also cover any additional Ordinary Shares which become issuable under the Radcom Ltd. 2013 Share Option Plan (the "2013 Plan") by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of Radcom Ltd. as a result of share splits, share dividends and antidilution provisions.

(2)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the NASDAQ Capital Market on January 13, 2017.

(3)	Rounded up to the nearest cent.

(4)	Calculated pursuant to Section 6 of the Securities Act as follows: proposed maximum aggregate offering price multiplied by 0.0001159.

REGISTRATION OF ADDITIONAL SECURITIES – EXPLANATORY NOTE

The Company filed four previous Registration Statements (collectively, the "Prior Registration Statements") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act an aggregate of 1,250,000 Ordinary Shares, par value NIS 0.20 per share ("Ordinary Shares"), of Radcom Ltd. (the "Company") to be offered and sold pursuant to the Company's 2013 Share Option Plan, as amended (the "2013 Plan"). The first Prior Registration Statement was filed with the Commission on July 29, 2013 (File No. 333-190207) to register 250,000 Ordinary Shares under the Securities Act, the second Prior Registration Statement was filed with the Commission on April 24, 2014  (File No. 333-195465) to register 250,000 Ordinary Shares under the Securities Act, the third Prior Registration Statement was filed with the Commission on  March 30, 2015 (File No. 333-203087) to register 250,000 Ordinary Shares under the Securities Act, and the fourth Prior Registration Statement was filed with the Commission on  May 26, 2016 (File No. 333-211628) to register 500,000 Ordinary Shares under the Securities Act.

This Registration Statement has been prepared and filed pursuant to General Instruction E to Form S-8, for the purpose of effecting the registration under the Securities Act of an additional 1,200,000 Ordinary Shares, to be offered and sold pursuant to the 2013 Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements related to the 2013 Plan are incorporated by reference herein, and made a part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The Commission allows the Company to "incorporate by reference" the information the Company files with or submits to it, which means that the Company can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with or submitted to the Commission will update and supersede this information. The following documents are incorporated herein by reference:

(i)             The Company’s Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on March 29, 2016, as amended by Amendment No. 1 on Form 20-F/A and Amendment No. 2 on Form 20-F/A, filed on April 25, 2016, and April 27, 2016, respectively;

(ii)            All reports filed or submitted pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2015, to the extent that such reports identify information therein as being incorporated by reference into previously filed registration statements; and

(iii)           The description of the Ordinary Shares, contained in the Company’s Registration Statement on Form F-3 (File No. 333-210448), filed with the Commission on March 29, 2016, and any amendment thereto or report filed for the purpose of amending such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any reports on Form 6-K subsequently submitted by the Company to the Commission during such period (or portions thereof) that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.          Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv, State of Israel, on January 18, 2017.

RADCOM Ltd.
By:	/s/ Ran Vered
Name:	Ran Vered
Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Ran Vered and Yaron Ravkaie as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Radcom Ltd. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any requirements of the Securities and Exchange Commission (the "Commission") in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rachel Bennun	Chairwoman, Director	January 18, 2017
Rachel Bennun

/s/ Yaron Ravkaie	Chief Executive Officer	January 18, 2017
Yaron Ravkaie

/s/ Ran Vered	Chief Financial Officer	January 18, 2017
Ran Vered

/s/ Uri Har	Director	January 18, 2017
Uri Har

/s/ Irit Hillel	Director	January 18, 2017
Irit Hillel

/s/ Matty Karp	Director	January 18, 2017
Matty Karp

/s/ Zohar Zisapel	Director	January 18, 2017
Zohar Zisapel

Authorized Representative in the United States: RADCOM Equipment, Inc. By: /s/ Yaron Ravkaie		January 18, 2017
Name: Yaron Ravkaie Title: Director

EXHIBIT INDEX

Exhibit Number		Description

5.1	–	Opinion of Goldfarb Seligman & Co.

23.1	–	Consent of Kost Forer Gabbay & Kasierer, A Member of Ernst and Young Global, dated January 18, 2017.

23.3	–	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1).

24	–	Power of Attorney (included in the signature pages hereof).

99.1	–	Radcom Ltd. 2013 Share Option Plan (1).
_______________

(1) Incorporated herein by reference to the Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2015, filed with the Commission on March 29, 2016.